Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated May 28, 2004, relating to the financial statements and financial statement schedule of DPAC Technologies Corp. (prior to reclassification for discontinued operations discussed in Note 3 to the financial statements) as of February 29, 2004 and for the years ended February 29, 2004, and February 28, 2003, appearing in the Annual Report on Form 10-K of DPAC Technologies Corp. for the year ended February 28, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

November 3, 2005